US Ecology, Inc. Announces Appointment of Ronald C. Keating to Its Board of Directors

BOISE, ID -- (Marketwired - July 17, 2017) - US Ecology, Inc. (the "Company") (NASDAQ: ECOL) today announced the appointment of Ronald (Ron) C. Keating to the Company's Board of Directors ("Board"). Keating was also appointed to the Board's Compensation Committee.

Jeffrey R. Feeler, Chairman and Chief Executive Officer, commented, "We are pleased to have Ron join our Board. His significant operational and leadership experience will be a welcomed addition to our Board, complementing the extensive experience of our existing Board members. We welcome Ron's immediate contributions to position US Ecology as the premier North American service provider of environmental and field services."

Keating brings more than 25 years of operations and leadership experience with companies providing solutions to municipal, industrial and infrastructure customers. He is currently the Chief Executive Officer and a director at Evoqua Water Technologies LLC, a global provider of water and wastewater treatment solutions and services. Keating previously served as President and Chief Executive Officer at Contech Engineered Solutions and held senior leadership positions at Kennametal Inc. and Ingersoll-Rand Inc.

Keating holds an MBA from the Kellogg School of Management at Northwestern University and a B.S. in Industrial Distribution from Texas A&M.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology, Inc.'s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. The Company has been protecting the environment for more than 60 years and has operations in the United States, Canada and Mexico. For more information visit www.usecology.com.

Contact:
Alison Ziegler
Darrow Associates
(201) 220-2678
aziegler@darrowir.com
www.usecology.com